Exhibit 10.86

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”), which is entered into by and between Western Sierra Bancorp (Hereinafter “Bancorp”), and Kirk Dowdell (hereinafter “Executive”) is made with reference to the following facts:

RECITAL

WHEREAS, Bancorp desires to provide Executive with severance compensation and Executive desires severance compensation, in the event there is a change in control of Bancorp.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein, the parties, intending to be bound thereby, hereby agree as follows:

ARTICLE 1.

SEVERANCE

1.1          Severance Payment.  In the event of (i) any merger or consolidation where Bancorp is (A) not the surviving or resulting corporation or (B) the shareholders of Bancorp at the time immediately prior to such merger will own less than fifty percent (50%) on a direct or indirect basis of the voting equity interests of the surviving corporation after such merger, (ii) the transfer of all or substantially all of the assets of Bancorp, or (iii) a sale of the equity securities of Bancorp representing more than fifty percent (50%) of the aggregate voting power of all outstanding equity securities of Bancorp to any person or entity, or any group of persons and/or entities acting in concert (any of these events shall be referred to as an “Acquisition”), this Agreement shall continue in full force and effect.  In the event that an Acquisition occurs and that Executive: (i) is not retained by the resulting corporation for a period of eighteen (18) months in a position comparable to that of the highest level executive vice-president of the resulting corporation or position accepted by Executive, or (ii) the resulting corporation reduces Executive’s base salary from Executive’s base salary at the time immediately prior to the Acquisition at any time during the eighteen (18) month period following the consummation of the Acquisition, then Bancorp shall pay to Executive a sum equal to his monthly base salary, measured by the month immediately preceding the consummation of the Acquisition, multiplied by the lesser eighteen (18) or the number of full or partial calendar months remaining between the consummation of the Acquisition and the Executive’s sixty-fifth (65th) birthday, which shall be paid to Executive in a lump sum, which sall be payable within ten (10) days of termination of Executives employment with the resulting corporation.

The election provided for herein shall be in writing, and shall be delivered to Bancorp’s principal executive office.  The payment provided for herein shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy other than (i) rights under the Executive’s Salary Continuation Agreement, and (ii) rights, if any, to exercise any stock options which vested prior to such termination.

1.2          Dissolution of Bancorp.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of Bancorp.  Notwithstanding the foregoing, in the event proceedings for liquidation of Bancorp are commenced by regulatory authorities, this Agreement and all rights and benefits hereunder shall terminate.

1.3          Term of Agreement. This Agreement shall continue until 12/31/08 (hereinafter “Termination Date”).  The Termination Date may be amended or extended by written agreement of the parties.  This Agreement shall apply to any Acquisition that is consummated prior to the Termination Date provided that Executive is employed by Bancorp at the date of public announcement of the Acquisition.

ARTICLE 2.

GENERAL PROVISIONS

2.1.         Headings.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

2.2          Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement  shall be binding unless executed in writing by all of the parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

2.3          Parties in Interest.              Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

2.4          Successors and Assigns.   This Agreement shall be binding on, and shall inure to the benefit of, the parties to it, and their respective heirs, legal representatives, successors, and assigns.

2.5          Counterparts.       This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument.

2.6          Attorneys’ Fees and Costs.                If any party to this Agreement shall take any action to enforce this Agreement or bring any action or commence any arbitration for any relief against any other party, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees incurred in bringing such suit or arbitrations and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action or arbitration and shall be paid whether or not such action or arbitration is prosecuted to judgment.  Any judgment or order entered in such action or arbitration shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment.  For purposes of this section, attorneys’ fees shall include, without limitation, fees incurred in the following:  (a) post-judgment motions and collection actions; (b) contempt proceedings; (c) garnishment, levy and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation.

2.7          Jurisdiction and Venue.                     Any suit involving any dispute or matter arising under this Agreement may only be brought in the appropriate United States District Court in California or any California State Court having jurisdiction over the subject matter of the dispute or matter.  All parties hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

2.8          Governing Law.    This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, the United States of America.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below.

WESTERN SIERRA BANCORP

By:	/ s/ Kirk Dowdell	By:	/ s/ Gary D. Gall
	Executive	Gary D. Gall, President/CEO

Dated:	January 16, 2004	Dated:	January 16, 2004